Exhibit 5.1

DLA Piper LLP (US)
One Liberty Place
1650 Market Street, Suite 5000
Philadelphia, PA 19103-7300

T: 215-656-3316
F: 215-606-2069

Attorney Responsible for Philadelphia Office:

Fahd M.T. Riaz

February 25, 2022

Axogen, Inc.
13631 Progress Boulevard, Suite 400
Alachua, Florida 32615

Re:	Axogen, Inc. – Post-Effective Amendment No. 2 to the Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Axogen, Inc., a Minnesota corporation (the “Company”), in connection with the filing by the Company of a Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-255807) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Act, relating to the registration for issue and sale by the Company of up to $100,000,000 aggregate offering amount of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended and restated, of the Company as filed with the Secretary of State of the State of Minnesota, the Bylaws of the Company, as amended and restated, and the minutes of meetings of the shareholders and the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner as the Board of Directors of the Company (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Minnesota Business Corporation Act.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)